SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	April 9, 2003

READ-RITE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-19512	94-2770690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

44100 Osgood Road, Fremont, California	94539
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(510) 683-6100

N.A.
(Former name or former address, if changed since last report)

Item 5.    Other Events

On April 9, 2003, Read-Rite Corporation (the “Company”) issued a press release announcing that it was notifying all shareholders of its recent financing with Tennenbaum Capital Partners, LLC and explaining the basis for the exception it received from Nasdaq concerning relief from the requirement for obtaining shareholder approval in connection with this transaction.

The press release also announced that, on March 31, 2003, the Company amended and restated its Preferred Shares Rights Agreement, dated as of March 3, 1997, by and between Read-Rite and Mellon Investor Services LLC (formerly ChaseMellon Shareholder Services, LLC) (the “Original Rights Agreement”) to, among other things, avoid a Triggering Event upon the issuance or exercise of the warrants in connection with the Tennenbaum financing.

A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

The text of the notification, which was first sent to shareholders on or about April 9, 2003, appears in substance below:

One-for-Five Reverse Stock Split

On February 20, 2003, pursuant to the authority granted by our stockholders at our 2003 Annual Meeting of Stockholders, and the approval, authorization and direction of the Board of Directors on February 5, 2003, the Company filed with the Secretary of State of Delaware a certificate of amendment to the Company’s certificate of incorporation, causing a one-for-five reverse split of the then outstanding shares of our common stock, effective on February 24, 2003.

For ease of comparison, all references to share numbers below give effect to the one-for-five reverse stock split, whether the reference is to a time period before or after the reverse stock split actually occurred.

Adjustment of Preferred Share Purchase Rights in Connection with Reverse Split

On March 3, 1997, the Company’s Board of Directors authorized and declared a dividend of a right to purchase a share of a then newly created Series A Participating Preferred Stock for each share of our common stock outstanding as of the close of business on March 17, 1997. The terms and conditions of these rights are set forth in the Original Rights Agreement attached as Exhibit 1 to the Company’s registration statement on Form 8-A, filed with the Securities and Exchange Commission on March 6, 1997. Unless and until the happening of certain Triggering Events, as defined in the rights agreement, the rights are unexercisable and are attached to and trade with shares of the Company’s common stock.

The following table summarizes the effects of the reverse stock split on the Rights by comparing the number of Rights associated with each Common Share outstanding, the Exercise Price and number of one-thousandths of a Preferred Share (or shares of such other capital stock) issuable upon the exercise of each Right outstanding, immediately before and after the effective time of the reverse stock split (all capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Preferred Shares Rights Agreement):

	Immediately before effective time of reverse stock split	Immediately after effective time of reverse stock split
Number of Rights associated with each Common Share outstanding	One	One
Exercise Price	$150.00	$750.00
Number of one-thousandths of a Preferred Share (or shares of such other capital stock) issuable upon the exercise of each Right outstanding	One	One

Private Financing Activities

On December 26, 2002, the Company entered into a $30 million credit facility with Tennenbaum Capital Partners, LLC (“Tennenbaum”). On December 27, 2002, the Company borrowed $10.2 million under the facility and paid a facility fee of $1.5 million.

Under the terms of the credit agreement, the Company issued to Tennenbaum, in a private placement, warrants to purchase approximately 4.8 million shares of the Company’s common stock at an exercise price of $1.35 per share, the closing market price per share of the Company’s common stock on December 20, 2002. The Company’s book value at the time the warrants were issued was approximately $2.70 per share. The shares of common stock issuable upon exercise of these warrants represented approximately 19.9% of the total number of shares of the Company’s common stock and voting power outstanding before the issuance of the warrants. The Company did not seek stockholder approval in connection with this transaction.

The availability of additional funds under the credit facility was determined by a borrowing-base formula that depended, among other things, on the Company’s eligible accounts receivable. Due to difficulties in making the accounts receivable eligible for borrowing (as “eligible” is defined under the credit agreement), the Company was unable to draw down significant additional funds under the credit facility.

On April 1, 2003, the existing credit agreement with Tennenbaum was amended. The amendment (i) provides the Company with instant access to an additional $2.5 million against the Company’s property, plant and equipment (without granting any additional liens), and (ii) eases the borrowing-base eligibility formula for the Company’s accounts receivable, which will provide the Company with easier access to the remaining balance of the $30 million credit facility. In addition,

Tennenbaum is providing an additional $5.0 million loan under a separate promissory note, for aggregate available loans, including the existing credit facility, of $35 million.

In return for Tennenbaum’s agreement to amend the credit agreement and to loan the Company an additional $5.0 million, the Company agreed to issue to Tennenbaum, ten days after the date on which notification of the transaction is first sent to shareholders, seven-year detachable warrants to purchase 6,000,000 shares of the Company’s common stock at an exercise price equal to $0.65 per share, the closing market price per share of the Company’s common stock on March 31, 2003 (the “New Warrants”). The Company also agreed to issue to Tennenbaum, ten days after the date on which notification of the transaction is first sent to shareholders, seven-year detachable warrants to purchase 20,000,000 shares of the Company’s common stock at an exercise price equal to $0.25 per share (the “Contingent Warrants”), of which warrants to purchase 10,000,000 shares are immediately exercisable and warrants to purchase the remaining 10,000,000 shares shall either (i) vest on September 28, 2003 and become exercisable on November 12, 2003, in the event that the Company is unable to achieve a financial performance target, based upon the Company’s current projections, for the fiscal quarter ending on September 28, 2003, or (ii) terminate without becoming exercisable in the event that the Company is able to achieve the financial target for such fiscal quarter. The remaining Contingent Warrants would also terminate if the Company pre-pays all obligations due Tennenbaum under the credit agreement on or before November 12, 2003 or if the company is acquired on or before September 28, 2003. The Company’s book value as of January 30, 2003, the most recent balance sheet date in connection with this transaction, was approximately $1.55 per share.

The shares underlying the new warrants represent approximately 107.4% of the total number of shares of the Company’s common stock and voting power outstanding before issuance of the warrants. The initial warrants together with the new warrants represent approximately 127.3% of the total number of shares of the Company’s common stock and voting power outstanding before issuance of the initial warrants. Assuming vesting of the Contingent Warrants and the exercise by Tennenbaum of all warrants issued to Tennenbaum by the Company, Tennenbaum would own approximately 56.0% of the total number of shares of the Company’s common stock outstanding after giving effect to such exercise. Should the Company achieve the September quarter financial target and the remaining Contingent Warrants are cancelled, and likewise assuming immediate exercise by Tennenbaum of all other warrants issued to Tennenbaum by the Company, Tennenbaum would own approximately 46.2% of the total number of shares outstanding after giving effect to such exercise.

Exception from Stockholder Approval Requirement

The rules of the Nasdaq Stock Market require issuers to obtain stockholder approval prior to the sale or issuance of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than greater of book or market value of the stock, and prior to any issuance of common stock (or securities convertible into or exercisable for common stock) that would cause a change in control of the issuer. The rules also provide for an exception to the stockholder approval requirement in the event that a delay in securing stockholder approval would seriously jeopardize the financial viability of the enterprise.

On March 7 and March 30, 2003, the Audit Committee of the Company’s Board of Directors determined that the delay inherent in seeking stockholder approval in connection with the proposed transaction with Tennenbaum would seriously jeopardize the financial viability of the Company and authorized and directed the officers of the Company to seek from Nasdaq an exception to the stockholder approval requirement in connection with the Tennenbaum financing. On March 14, 2003, the Company applied for an exception to the Nasdaq stockholder approval requirement in connection with the Tennenbaum financing; and, on April 1, 2003, Nasdaq granted the Company such exception. In order for the Company to avail itself of this exception, the Nasdaq rules require the Company to provide stockholders with notice of the issuance pursuant the exception at least ten days prior to the issuance of the warrants to Tennenbaum in connection with the financing.

Amendment and Restatement of Preferred Shares Rights Plan

On March 31, 2003, the Company amended and restated the Original Rights Agreement to, among other things, avoid a Triggering Event upon the issuance or exercise of the warrants in connection with the Tennenbaum financing described above. The Amended and Restated Preferred Shares Rights Agreement dated as of March 31, 2003, by and between the Company and Mellon Investor Services LLC (formerly ChaseMellon Shareholder Services, L.L.C.) appears as Exhibit 1 to Amendment No. 1 to our registration statement on Form 8-A, filed with the Securities and Exchange Commission on April 4, 2003.

Item 7.    Financial Statements and Exhibits

(a)	Exhibits.

The following exhibit is being filed with this report.

99.1	Press release dated April 9, 2003, announcing notification to all shareholders of Nasdaq exception in connection with additional financing; company also amends rights plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

READ-RITE CORPORATION

By:	/s/ ANDREW C. HOLCOMB
Andrew C. Holcomb Senior Vice President, Finance and Chief Financial Officer

Date: April 10, 2003

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated April 9, 2003, announcing notification to all shareholders of Nasdaq exception in connection with additional financing; company also amends rights plan.